Nelnet Reports First Quarter 2016 Results

•	GAAP net income $1.11 per share, $1.43 per share excluding adjustments

•	11 percent increase in tuition payment processing and campus commerce revenue

•	8 percent increase in student loan servicing volume to $182.2 billion

•	Allo starts network construction in Lincoln, Nebraska

LINCOLN, Neb., May 5, 2016-Nelnet (NYSE: NNI) today reported GAAP net income of $48.0 million, or $1.11 per share, for the first quarter of 2016, compared with GAAP net income of $64.8 million, or $1.40 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $61.7 million, or $1.43 per share, for the first quarter of 2016, compared with $63.4 million, or $1.37 per share, for the same period in 2015. The company reported an expense from derivative market value and foreign currency adjustments of $13.7 million after tax, or $0.32 per share, for the first quarter of 2016, compared with income of $1.3 million after tax, or $0.03 per share, for the first quarter of 2015.

“We began the year with another strong quarter, reporting significant earnings and cash flow from operations,” said Jeff Noordhoek, chief executive officer of Nelnet. “Nelnet is evolving from a company primarily earning student loan interest margin to a fee revenue generating model, and we are pleased with the progress of the transition. To this end, we are focused on delivering superior customer experiences and investing capital in existing and new fee-based opportunities.”

On December 31, 2015, the company purchased a majority of the ownership interests of Allo Communications, a privately held Nebraska-based communications company. Allo provides pure fiber optic service directly to homes and businesses for internet, television, and telephone services.  On January 1, 2016, the company began to include the operations of Allo in its consolidated statements of income. For financial reporting purposes, the company will disclose the operating results of Allo as a separate reportable operating segment.

During the first quarter of 2016, Nelnet operated four primary business segments, earning interest income on student loans in its Asset Generation and Management segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Communications segments.

Asset Generation and Management

Historically low interest rates continue to provide the opportunity for the company to generate substantial cash flow from its student loan portfolio. For the first quarter of 2016, Nelnet reported net interest income of $101.6 million, compared with $102.6 million for the same period a year ago. Net interest income included $40.6 million and $46.2 million of fixed rate floor income in the first quarter of 2016 and 2015, respectively.

Student Loan and Guaranty Servicing

Revenue from the Student Loan and Guaranty Servicing segment was $52.3 million for the first quarter of 2016, compared with $57.8 million for the same period in 2015.

The majority of the company's guaranty servicing revenue has come from two guaranty servicing clients. The contract with one client expired on October 31, 2015. Revenue from this client for the first quarter of 2015 was $8.7 million. The other client has notified the company that it intends to exit the guaranty business at the end of its contract term on June 30, 2016. Revenue from this client was $4.9 million and $4.6 million for the first quarter of 2016 and 2015, respectively.

As of March 31, 2016, the company was servicing $153.1 billion of loans for the U.S. Department of Education (Department), compared with $140.8 billion of loans as of March 31, 2015. Revenue from this contract increased 9 percent to $35.2 million for the first quarter of 2016, up from $32.4 million for the same period a year ago. The growth in the government servicing revenue partially offset the decrease in the company's guaranty servicing and collection revenue.

As of March 31, 2016, the company was servicing $182.2 billion in total student loan volume, an increase of $13.4 billion, or 8 percent, from March 31, 2015.

Tuition Payment Processing and Campus Commerce

For the first quarter of 2016, revenue from the Tuition Payment Processing and Campus Commerce segment was $38.7 million, an increase of $4.0 million, or 11 percent, from the same period in 2015. The increase in revenue was primarily driven by growth in managed tuition payment plans, transaction and payments volume, and new school customers. This operating segment serves more than 9 million students and families at almost 9,400 K-12 schools and 800 colleges and universities.

The Tuition Payment Processing and Campus Commerce segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

In March 2016, Allo began the build-out of its fiber optic network in Lincoln, Nebraska, resulting in capital expenditures for the first quarter of 2016 of $2.9 million. The company currently plans to spend approximately $50 million total in network capital expenditures during 2016, subject to change based on customer demand for Allo's services.

For the first quarter of 2016, Allo recognized a net loss of $0.4 million. The company anticipates this operating segment will be dilutive to consolidated earnings in 2016 due to large upfront capital expenditures and associated depreciation. Allo's management uses earnings before interest, taxes, depreciation, and amortization (EBITDA) to compare its performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. For the first quarter of 2016, Allo recognized interest expense of $0.2 million, an income tax benefit of $0.2 million, and depreciation and amortization of $1.1 million, resulting in EBITDA for the first quarter of 2016 of $0.7 million.

Liquidity and Capital Activities

For the quarter ended March 31, 2016, the company generated $104.5 million in net cash provided by operating activities. In addition, as of March 31, 2016 the company had $51.0 million in cash and cash equivalents and a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $127.2 million.

The company intends to use its liquidity position to capitalize on market opportunities, including student loan acquisitions, strategic acquisitions and investments, and capital management initiatives such as stock repurchases and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the company's cash and investment balances.

The company repurchased a total of 1,599,099 shares of Class A common stock for $52.1 million and paid cash dividends of $5.1 million during the quarter ended March 31, 2016.

Board Declares Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.12 per share. The dividend will be paid on Wednesday, June 15, 2016, to shareholders of record at the close of business on Wednesday, June 1, 2016.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments that do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point-in-time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period-to-period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

EBITDA is a non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. EBITDA excludes interest expense and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: risks related to the company's student loan portfolio, such as interest rate basis and repricing risk; the use of derivatives to manage exposure to interest rate fluctuations; the uncertain nature of expected benefits from FFELP and private education loan purchases and initiatives to purchase additional FFELP and private education loans; financing and liquidity risks, including risks of changes in the securitization and other financing markets for student loans; risks related to adverse changes in the company's volumes under the company’s loan servicing contract with the Department to service federally owned student loans, for which the loan allocation performance metrics comparison group was modified effective March 1, 2016 in a manner which resulted in decreased volumes allocated to the company; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the recent reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities, including adverse effects on the Company's guaranty servicing contracts; the uncertain nature of the expected benefits from the acquisition of Allo and the ability to successfully integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities; risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the company both within and outside of its historical core education-related businesses; and changes in general economic and credit market conditions.

For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2016. All forward-looking statements in this release are as of the date of this release. Although the company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income:
Loan interest	$189,988	190,778	171,944
Investment interest	2,029	2,303	2,205
Total interest income	192,017	193,081	174,149
Interest expense:
Interest on bonds and notes payable	90,408	80,866	71,554
Net interest income	101,609	112,215	102,595
Less provision for loan losses	2,500	3,000	2,000
Net interest income after provision for loan losses	99,109	109,215	100,595
Other income (expense):
Loan and guaranty servicing revenue	52,330	56,694	57,811
Tuition payment processing, school information, and campus commerce revenue	38,657	27,560	34,680
Communications revenue	4,346	—	—
Enrollment services revenue	4,326	11,279	13,373
Other income	13,796	11,587	11,408
Gain on sale of loans and debt repurchases, net	101	166	2,875
Derivative market value and foreign currency adjustments, net	(22,154)	39,350	2,137
Derivative settlements, net	(6,537)	(7,715)	(5,215)
Total other income	84,865	138,921	117,069
Operating expenses:
Salaries and benefits	63,242	64,862	61,050
Depreciation and amortization	7,640	7,203	5,662
Loan servicing fees	6,928	7,384	7,616
Cost to provide communications services	1,703	—	—
Cost to provide enrollment services	3,623	9,190	10,799
Other	28,376	28,584	30,101
Total operating expenses	111,512	117,223	115,228
Income before income taxes	72,462	130,913	102,436
Income tax expense	24,433	47,395	37,630
Net income	48,029	83,518	64,806
Net income attributable to noncontrolling interest	68	168	41
Net income attributable to Nelnet, Inc.	$47,961	83,350	64,765
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.11	1.86	1.40
Weighted average common shares outstanding - basic and diluted	43,088,092	44,834,662	46,290,590

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2016	December 31, 2015	March 31, 2015
Assets:
Student loans receivable, net	$27,519,052	28,324,552	27,897,949
Cash, cash equivalents, investments, and notes receivable	324,485	367,210	376,950
Restricted cash and investments	1,010,730	977,395	866,587
Goodwill and intangible assets, net	196,139	197,062	166,383
Other assets	538,941	552,925	576,459
Total assets	$29,589,347	30,419,144	29,884,328
Liabilities:
Bonds and notes payable	$27,349,891	28,105,921	27,743,858
Other liabilities	352,530	421,065	358,977
Total liabilities	27,702,421	28,526,986	28,102,835
Equity:
Total Nelnet, Inc. shareholders' equity	1,878,254	1,884,432	1,781,222
Noncontrolling interest	8,672	7,726	271
Total equity	1,886,926	1,892,158	1,781,493
Total liabilities and equity	$29,589,347	30,419,144	29,884,328

Contacts:
Media, Ben Kiser, 402.458.3024, or Investors, Phil Morgan, 402.458.3038, both of Nelnet, Inc.